EXHIBIT 99.1
Report of Independent Auditors

To the Management of
Aventis Pharmaceuticals, Inc.
     We have audited the accompanying historical statements of Net Sales and Direct Expenses for the three month period ended March 31, 2004 and year ended December 31, 2003 of the Azmacort product line (the “Product Line”) of Aventis Pharmaceuticals, Inc. and its subsidiaries (the “Company”). These historical statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these historical statements based upon our audits.
     We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of Net Sales and Direct Expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the historical statements of Net Sales and Direct Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the historical statements of Net Sales and Direct Expenses. We believe that our audits provide a reasonable basis for our opinion.
     The accompanying historical statements of Net Sales and Direct Expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 and are not intended to be a complete presentation of net sales and expenses of the Product Line.
     In our opinion, the historical statements of Net Sales and Direct Expenses referred to above present fairly, in all material respects, the revenue and direct expenses described in Note 1 for the Product Line for the quarterly period ended March 31, 2004 and year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
May 15, 2006

AZMACORT PRODUCT LINE OF AVENTIS PHARMACEUTICALS, INC.
AND SUBSIDIARIES
STATEMENTS OF NET SALES AND DIRECT EXPENSES
(dollars in thousands)
Three Months Ended March 31, 2004 and
Year Ended December 31, 2003

	Three	Year
	Months	Ended
	Ended	December 31,
	March 31, 2004	2003

Net sales	$24,429	$88,402

Cost of revenues	1,922	8,248

Advertising and promotion	308	848

Total direct expenses	2,230	9,096

Excess of net sales over direct expenses	$22,199	$79,306

AZMACORT PRODUCT LINE OF AVENTIS PHARMACEUTICALS, INC.
AND SUBSIDIARIES
STATEMENTS OF NET SALES AND DIRECT EXPENSES
Three Months Ended March 31, 2004 and
Year Ended December 31, 2003
1. Description of Product Line and Basis of Presentation
     Azmacort (the “Product Line”) is an inhaled corticosteroid, a medication that is prescribed to help control asthma. The Product Line is intended for long-term management of asthma and is not for an acute attack (acute bronchospasm). The medication in the Product Line helps prevent inflammation by keeping the airways open and allowing the user to breathe more easily. On March 31, 2004, Aventis Pharmaceuticals Holdings Inc. (the “Company”) sold the Product Line to Kos Pharmaceuticals, Inc. (“Kos”), including intellectual property, trademarks, inventory, rights to regulatory files and registrations, rights to licensing agreements, promotion materials, and other miscellaneous assets.
     The historical statements include all the net sales and direct expenses for the Product Line within the United States of America including Puerto Rico. Net sales, as discussed in note 2, includes returns, credits, cash discounts and rebates given by the Company.
     The accompanying statements present the net sales and direct expenses of the Product Line and have been prepared pursuant to the requirements of the Company and Kos for inclusion in filings with the Securities and Exchange Commission under Rule 3-05 of Regulation S-X. Because the Company did not account for the Product Line as a separate entity, these statements were derived by extracting certain operating activities directly attributed to the Product Line from consolidated financial statements of the Company that were prepared in accordance with accounting principles generally accepted in the United States of America. In addition, the information included in the accompanying statements does not contain allocations of certain selling and distribution expenses. As a result, management is unable to estimate the actual costs, expenses and resultant operating results associated with a stand-alone, separate entity. Therefore, the excess of net sales over direct expenses of the Product Line may differ from the results that would have been achieved had the Product Line operated as a separate entity.
2. Summary of Significant Accounting Policies
     Organizational Formation
     These financial statements include historical accounting information from the Company. The Company’s ultimate parent during the periods presented was Aventis S.A. On August 20, 2004 Sanofi-Synthelabo acquired control of Aventis S.A. On December 31, 2004, Aventis S.A. merged with Sanofi-Aventis, with Sanofi-Aventis becoming the continuing company.
     Revenue Recognition
     The Company recognizes revenue in accordance with SAB No. 101, Revenue Recognition in Financial Statements, as amended by SAB No. 104, Revenue Recognition. Sales are recognized when title of the product shipped and risk of loss are transferred to customers. Additional conditions for recognition of revenue include that collection of sales proceeds is reasonably assured and the Company has no further performance obligations. When right of return exists, revenues, in accordance with SFAS 48, Revenue Recognition When Right of Return Exists, are reduced at the time of sale to reflect expected returns that are estimated based on historical experience. In accordance with EITF Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products), the Company records costs that represent estimated returns, rebates, coupons, and sales incentives as reductions of sales at the time of the sale or transaction, based on historical experience.
     Advertising
     Costs associated with the development of advertising campaigns and certain promotional activities are expensed in the year the related advertisement is first used. These costs are included in selling, general and administrative expenses. Advertising expense totaled approximately $848,000 and $308,000 in 2003 and the three months ended March 31, 2004, respectively.
     Estimates and Assumptions
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions relating to the reported amounts of net sales and direct expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include sales rebates, returns and other accruals.
     Corporate Overhead and Accounting
     The Company performs certain functions for the Product Line including, but not limited to, corporate management, certain legal services, administration of insurance, treasury, information systems, finance, corporate income tax administration, employee compensation and benefit management, facilities and other corporate expenses. The costs of these functions as well as income tax expense, have historically not been allocated to its products, are not directly attributable or specifically identifiable to the Product Line, and therefore, are not included in the accompanying statements.
     Concentration of Credit Risk
     Sales of the Product Line are primarily made to three U.S. pharmaceutical wholesalers. These three wholesalers accounted for approximately 35%, 33% and 19%, respectively, of the Product Line’s total net sales during the quarter ended March 31, 2004. In 2003, sales to these wholesalers accounted for approximately 37%, 31% and 22%, respectively, of the Product Line’s total net sales.